EXHIBIT4(e)

FOURTH AMENDMENT TO AMENDED AND RESTATED LETTER AGREEMENT

          THIS FOURTH AMENDMENT TO AMENDED AND RESTATED LETTER AGREEMENT, dated as of March 21, 2001 (this "Amendment"), is between HASTINGS MANUFACTURING COMPANY, a Michigan corporation (the "Company"), and BANK ONE, MICHIGAN, a Michigan banking corporation, formerly known as NBD Bank (the "Bank").

RECITALS

          A.          The Company and the Bank are parties to an Amended and Restated Letter Agreement dated as of August 28, 1998, as amended by the First Amendment to Amended and Restated Letter Agreement dated as of November 11, 1999, as amended by the Second Amendment to Amended and Restated Letter Agreement dated as of March 30, 2000, and as amended by the Third Amendment to Amended and Restated Letter Agreement dated as of October 31, 2000 (as now and hereafter amended, the "Letter Agreement"), pursuant to which the Bank made a term loan in the original principal amount of $6,600,000 to the Company, the outstanding balance of which term loan is $3,660,000, and the Bank provides to the Company a revolving credit facility in the maximum aggregate principal amount of $4,000,000.

          B.          The Company has requested that the Letter Agreement be amended in certain respects, and the Bank is willing to so amend the Letter Agreement, all on the terms and condition set forth in this Amendment.

TERMS

          In consideration of the premises and of the mutual agreements contained herein and in the Letter Agreement, the parties agree as follows:

ARTICLE I. AMENDMENTS. Effective upon the date that the conditions of effectiveness set forth in Article III of this Amendment are satisfied, which date (the "Amendment Date") shall be determined by the Bank in its sole discretion, the Letter Agreement is amended as follows:

          1.1          The definition of the term "Applicable Margin" in paragraph 1 is amended and restated in full as follows:

          "Applicable Margin" shall mean, with the respect to any Eurodollar Rate Loan, Floating Rate Loan, commitment fees payable under paragraph 4 or standby letter of credit fees payable pursuant to paragraph 3(d), as the case may be, the applicable margin set forth in the table below based on the ratio of Total Liabilities to Tangible Net Worth, as adjusted on the first day of each fiscal quarter based on such ratio as of the last day of the fiscal quarter immediately preceding such fiscal quarter, provided that the Applicable Margin in effect on the first day of any Eurodollar Interest Period for any Eurodollar Rate Loan shall remain in effect for the entire Eurodollar Interest Period and, notwithstanding anything herein to the contrary, upon or during the continuance of any Event of Default the Applicable Margin shall be based on the highest possible Applicable Margin described in the table below, regardless of the ratio of Total Liabilities to Tangible Net Worth:

	Applicable Margin		Fees
Total Liabilities to Adjusted Tangible Net Worth	Prime	LIBOR	Commitment Fee	Standby Letter of Credit Commission

>1.50:1.00	0%	2.625%	0.50%	2.625%
<1.50:1.00	0%	2.375%	0.375%	2.375%

          1.2          The following definitions of the terms "Borrowing Base", "Domestic Subsidiary", "Eligible Accounts Receivable", "Eligible Inventory" and "Foreign Subsidiary", respectively, are added to paragraph 1 in alphabetical order:

          "Borrowing Base" shall mean, as of any date, the sum of (a) an amount equal to 75% of the value of Eligible Accounts Receivable plus (b) an amount equal to 20% of the value of Eligible Inventory.

          "Domestic Subsidiary" shall mean any Subsidiary that is organized under the laws of the United States or any state or other political subdivision thereof.

          "Eligible Accounts Receivable" shall mean, as of any date, those trade accounts receivable owned by the Company or any Subsidiary of the Company that is a Guarantor which are payable in Dollars and in which the Company or such Subsidiary has granted to the Bank a first-priority perfected security interest pursuant to a Security Agreement, valued at the face amount thereof less sales, excise or similar taxes and less returns, discounts, claims, credits and allowances of any nature at any time issued, owing, granted, outstanding, available or claimed, but shall not include any such account receivable (a) that is not a bona fide existing obligation created by the sale and actual delivery of inventory, goods or other property or the furnishing of services or other good and sufficient consideration to customers of the Company or such Subsidiary in the ordinary course of business, (b) that is more than 90 days past due, (c) that is subject to any dispute, contra-account, defense, offset or counterclaim or any Lien (except those in favor of the Bank under the Security Documents), or the inventory, goods, property, services or other consideration of which such account receivable constitutes proceeds is subject to any such Lien, (d) in respect of which the inventory, goods, property, services or other consideration have been rejected or the amount is in dispute, (e)

that is due from any Affiliate or Subsidiary of the Company or such Subsidiary, (f) that has been classified by the Company or such Subsidiary as doubtful or has otherwise failed to meet established or customary credit standards of the Company or such Subsidiary, (g) that is payable by any person located outside the United States (which shall not be deemed to include any territories of the United States), (h) with respect to which any related representation or warranty made to the Bank by the Company or such Subsidiary is incorrect at any time, (i) that is payable by the United States or any of its departments, agencies or instrumentalities or by any state or other governmental entity, (j) that is payable by any person as to which 10% or more of the aggregate amount of such accounts receivable payable by such person to the Company or such Subsidiary do not otherwise constitute Eligible Accounts Receivable, (k) that is payable by any person that is the subject of any proceeding seeking to adjudicate it a bankrupt or insolvent or seeking liquidation, winding up or reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief or protection of debtors or seeking the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property, or that is not generally paying its debts as they become due or has admitted in writing its inability to pay its debts generally or has made a general assignment for the benefit of creditors, (l) that is evidenced by a promissory note or other instrument, (m) that is subordinate or junior in right or priority of payment to any other obligation or claim, or (n) that for any other reason is at any time reasonably deemed by the Bank to be ineligible.

          "Eligible Inventory" shall mean, as of any date, that inventory owned by the Company or any Subsidiary of the Company that is a Guarantor that constitutes raw materials or finished goods in which the Company or such Subsidiary has granted to the Bank a first-priority perfected security interest pursuant to a Security Agreement, valued at the lower of cost or market on a FIFO basis, but shall not include any such inventory (a) that does not constitute raw materials or finished goods readily salable or usable in the business of the Company or such Subsidiary, (b) that is located outside the United States (which shall not be deemed to include any territories of the United States), (c) that is subject to, or any accounts or other proceeds resulting from the sale or other disposition thereof could be subject to, any Lien (except those in favor of the Bank under the Security Documents), including any sale on approval or sale or return transaction or any consignment, (d) that is not in the possession of the Company or such Subsidiary or is not subject to a field warehousing arrangement acceptable to the Bank, (e) that is held for lease or is the subject of any lease, (f) that is subject to any trademark, trade name or licensing arrangement, or any law, rule or regulation, that could limit or impair the ability of the Bank to promptly exercise all rights of the Bank under the Security Documents, (g) if such inventory is located on premises not owned by the Company or such Subsidiary and the landlord or other owner of such premises shall not have waived its distraint, lien and similar rights with respect to such inventory and shall not have agreed to permit the Bank to enter such premises pursuant to a waiver and agreement of such person in favor of and in form and substance acceptable to the Bank, (h) with respect to which any insurance proceeds are not payable to the Bank as a loss payee or are payable to any loss payee other than the Bank or the Company or such Subsidiary, or (i) that for any other reason is at any time reasonably deemed by the Bank to be ineligible.

          "Foreign Subsidiary" shall mean any Subsidiary that is not a Domestic Subsidiary.

          1.3          The following definitions of the terms "Fourth Amendment" and "Fourth Amendment Date", respectively, are added to paragraph 1 in alphabetical order:

          "Fourth Amendment" shall mean the Fourth Amendment to this Agreement dated as of March 21, 2001.

          "Fourth Amendment Date" shall mean the Amendment Date (as defined in the Fourth Amendment).

          1.4          The definitions of the terms "Guarantor" and "Maximum Amount" in paragraph 1 are amended and restated in full, respectively, as follows:

          "Guarantor" shall mean each Domestic Subsidiary of the Company and each other party guaranteeing the Loans from time to time.

          "Maximum Amount" shall mean the maximum amount of the Advances that may be made hereunder pursuant to paragraph 2(a), which shall be (a) $4,250,000 from and including the Fourth Amendment Date to but excluding October 31, 2001 and (b) $4,000,000 on October 31, 2001 and at all times thereafter, in either case as such amount may be amended from time to time and subject to the other limitations of this Agreement.

          1.5          The definitions of the terms "Maturity Date A" and "Maturity Date B" in paragraph 1 are amended and restated in full, respectively, as follows:

          "Maturity Date A" shall mean the earlier to occur of (a) May 30, 2002, and (b) the date on which the Advances shall be due and payable pursuant to paragraph 13 of this Agreement.

          "Maturity Date B" shall mean the earlier to occur of (a) May 30, 2002, and (b) the date on which the Term Loan shall be due and payable pursuant to paragraph 13 of this Agreement.

          1.6          The following definition of the term "Net Cash Proceeds" is added to paragraph 1 in alphabetical order:

          "Net Cash Proceeds" shall mean, in connection with any sale or other disposition of any asset (other than inventory sold in the ordinary course of business) or any settlement by, or receipt of payment in respect of, any property insurance claim or condemnation award, the cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) of such sale, settlement or payment, net of reasonable and documented attorneys' fees, accountants' fees, investment banking fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset which is the subject of such sale, insurance claim or condemnation award (other than any Lien in favor of the Bank) and other customary fees actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof.

          1.7          The following definition of the term "Pledge Agreements" is added to paragraph 1 in alphabetical order:

          "Pledge Agreements" shall mean each pledge agreement entered into by the Company or any of its Domestic Subsidiaries for the benefit of the Bank pursuant to this Agreement in form and substance satisfactory to the Bank, as amended or modified from time to time.

          1.8          The definition of the term "Security Documents" in paragraph 1 (which definition was added pursuant to the Second Amendment referenced above) is amended and restated in full as follows:

          "Security Documents" shall mean, collectively, the Security Agreements, the Pledge Agreements and the Guaranties and all other related agreements and documents, including financing statements and similar documents, delivered pursuant to this Agreement or otherwise entered into by any person to secure the Advances.

          1.9          The definitions of the terms "Debt Service Coverage Ratio", "Current Portion-Net Funded Debt", "Net Funded Debt" and "Net Funded Debt Ratio" are deleted from paragraph 1.

          1.10          The first sentence of paragraph 2(a) is amended and restated in full as follows:

The Bank agrees, prior to Maturity Date A and subject to the terms and conditions of this Agreement, to make Revolving Credit Loans to the Company and to issue Letters of Credit for the account of the Company.

Further, all references in paragraph 2(a) to the Revolving Credit Loans and interest thereon being payable on demand are deleted.

          1.11          The following two sentences are added to the end of paragraph 2(a):

Notwithstanding anything in this Agreement to the contrary, (a) in no event shall the aggregate outstanding principal amount of the Advances exceed the Borrowing Base at any time, and (b) if at any time the aggregate outstanding principal amount of the Advances shall exceed the then Borrowing Base, the Company shall forthwith pay to the Bank an amount for application to the outstanding principal amount of the Revolving Credit Loans, or provide to the Bank cash collateral in respect of outstanding Letters of Credit in an amount, such that the aggregate amount of such payments and such cash collateral is not less than the amount of such excess. The Company agrees that if at any time any trade account receivable or any inventory of the Company or any Subsidiary fails to constitute Eligible Accounts Receivable or Eligible Inventory, as the case may be, for any reason, the Bank may, at any time and notwithstanding any prior classification of eligibility, classify such asset or property as ineligible and exclude the same from the computation of the Borrowing Base without in any way impairing the rights of the Bank in and to the same under the Security Documents.

          1.12          Paragraph 2(b) is amended and restated in full as follows:

          (b)          Term Loan. The Bank has made a term loan to the Company in the original principal amount of Six Million Six Hundred Thousand Dollars ($6,600,000) under this Agreement. As of the Fourth Amendment Date, the remaining outstanding principal amount of the Term Loan is Three Million Six Hundred Sixty Thousand Dollars ($3,660,000). The remaining principal balance of the Term Loan shall continue to be evidenced by the Term Note. Unless earlier payment is required under this Agreement, such remaining principal balance shall be payable in (i) four consecutive quarterly principal payments of $200,000, plus interest (at the Negotiated Rate, the Eurodollar Rate or the Floating Rate, as elected by the Company hereunder and during such periods as may be permitted hereunder, and after maturity, whether by demand or otherwise on demand at the Overdue Rate), payable on the last Business Day of each March, June, September and December, commencing on the last Business Day of June, 2001, and (ii) a final payment payable on Maturity Date B, when the entire remaining principal balance of the Term Loan and all accrued and unpaid interest thereon shall be due and payable.

          1.13          The following sentences are added to the end of paragraph 2(c):

In addition to all other payments of the Term Loan required hereunder, the Company shall prepay the Term Loan by an amount equal to 85% of the aggregate Net Cash Proceeds from all sales and other dispositions or losses of all or any part of any assets (other than inventory sold in the ordinary course of business) of the Company or any of its Domestic Subsidiaries (other than such Net Cash Proceeds which are used to replace the asset so sold or otherwise disposed of or lost with an asset of comparable value within 60 days) in excess of $50,000 in aggregate amount for any fiscal year of the Company, which payments shall be due 10 days after the end of each fiscal year of the Company for all such sales and other dispositions and losses during such fiscal year. Such mandatory prepayments shall be applied to installments due on the Term Loan in the inverse order of maturities until paid in full, and no such prepayment shall reduce the amount or extend the due date of any other installment due on the Term Loan .

          1.14          The following sentence is added to the end of paragraph 8:

Furthermore, no Advance shall be made under this Agreement if the Bank shall not have received a Borrowing Base Certificate as required under subpart (vi) of paragraph 9(d) as of the close of business on the last day of the Company's fiscal quarter next preceding the date such Advance is made or if, in the case of any Letter of Credit Advance, the Company shall not have delivered to the Bank an application for the related Letter of Credit and other related documentation requested by and acceptable to the Bank appropriately completed and duly executed on behalf of the Company.

          1.15          Section 8(aa) (which was added pursuant to the Second Amendment referenced above) is amended and restated in full as follows:

          8(aa).          Security and Collateral. To secure the payment when due of the Revolving Credit Note and the Term Note and all other obligations of the Company under this Agreement to the Bank, the Company shall execute and deliver, or cause to be executed and delivered, to the Bank Security Documents granting the following:

          (a)          Security interests in all present and future accounts, chattel paper, inventory, machinery and equipment, fixtures, general intangibles and all other personal property of the Company.

          (b)          Guaranties of all Domestic Subsidiaries of the Company.

          (c)          Security interests in all present and future accounts, chattel paper, inventory, machinery and equipment, fixtures, general intangibles and all other personal property of all the Guarantors.

          (d)          Pledges of 65% (100% upon and during the continuation of any Event of Default) of the capital stock owned by the Company or any of its Domestic Subsidiaries in any Foreign Subsidiaries.

          (e)          All other security and collateral described in the Security Documents.

          1.16          Subsections (f) and (g) of paragraph 9 (which were added pursuant to the Second Amendment referenced above) are amended and restated in full as follows:

          (f)          Additional Security and Collateral. Promptly (i) execute and deliver, and cause each Domestic Subsidiary of the Company and any of the Guarantors to execute and deliver, additional Security Documents, within 30 days after request therefor by the Bank, sufficient to grant to the Bank liens, security interests and pledges in any after-acquired property of the type described in paragraph 8(aa), and (ii) cause each person becoming a Domestic Subsidiary of the Company or any of the Guarantors from time to time to execute and deliver to the Bank, within 30 days after such person becomes a Domestic Subsidiary, a Guaranty and other Security Documents, together with other related documents, including without limitation financing statements and original pledged stock certificates and stock powers executed in blank, sufficient to grant to the Bank liens, security interests and pledges in all collateral of the type described in paragraph 8(aa). The Company shall notify the Bank, within 10 days after the occurrence thereof, of the acquisition of any property by the Company or any Guarantor that is not subject to the existing Security Documents, any person's becoming a Subsidiary and any other event or condition that may require additional action of any nature in order to preserve the effectiveness and perfected status of the liens, security interests and pledges of the Bank with respect to such property pursuant to the Security Documents.

          (g)          Further Assurances. Will, and will cause each Guarantor to, execute and deliver within 30 days after request therefor by the Bank, all further instruments and documents and take all further action that may be necessary or desirable, or that the Bank may request, in order to give effect to, and to aid in the exercise and enforcement of the rights and remedies of the Bank under, this Agreement, the Revolving Credit Note, the Term Note and the Security Documents, including without limitation causing each lessor of real property to the Company, any Guarantor or any of their respective Domestic Subsidiaries to execute and deliver to the Bank, prior to or upon the commencement of any tenancy, an agreement in form and substance acceptable to the Bank duly executed on behalf of such lessor waiving any distraint, lien and similar rights with respect to any property subject to the Security Documents and agreeing to permit the Bank to enter such premises in connection therewith.

          1.17          Subpart (v) of paragraph 9(d) is relabeled as subpart (vii) and new subparts (v) and (vi) are added immediately following subpart (iv) as follows:

          (v)          As soon as available and in any event not later than 60 days after the end of each fiscal year of the Company, financial projections for the Company and its Subsidiaries on a consolidated basis for the immediately following fiscal year, in form and detail satisfactory to the Bank;

          (vi)          As soon as available and in any event not later than 30 days after the end of each fiscal quarter of the Company, a Borrowing Base Certificate prepared as of the close of business on the last day of each such fiscal quarter, together with supporting schedules, in form and detail satisfactory to the Bank, setting forth such information as the Bank may request with respect to the aging, value, location and other information relating to the computation of the Borrowing Base and the eligibility of any property or assets included in such computation, certified as true and correct by the chief financial officer of the Company; and

          1.18          Subparts (a) and (b) of paragraph 10 are amended and restated, respectively, as follows:

          (a)          EBITDA. Permit or suffer EBITDA to be less than (i) $1,600,000 at any time prior to December 31, 2001, and (ii) $2,800,000 at December 31, 2001 or at any time thereafter; EBITDA to be determined as of the end of each fiscal quarter of the Company for the period of four fiscal quarters of the Company then ending.

          (b)          Interest Coverage Ratio. Permit or suffer the ratio of EBITDA to Interest Expense to be less than (i) 2.25 to 1.00 at any time prior to December 31, 2001, and (ii) 3.25 to 1.00 at December 31, 2001 or at any time thereafter; such ratio to be determined as of the end of each fiscal quarter of the Company for the period of four fiscal quarters of the Company then ending.

          1.19          Subpart (d)(iv) of paragraph 10 is amended and restated in full as follows:

          (iv)          Indebtedness under lines of credit to other banks in an aggregate principal amount not to exceed $2,000,000 at any time.

          1.20          Subpart (h) of paragraph 10 is amended and restated in full as follows:

          (h)          Dividends and Other Restricted Payments. Make, pay, declare or authorize any dividend, payment or other distribution in respect of any class of its capital stock or any dividend, payment or distribution in connection with the redemption, purchase, retirement or other acquisition, directly or indirectly, of any shares of its capital stock other than (i) dividends, payments and other distributions to the Company or any wholly-owned Subsidiary of the Company by any Subsidiary of the Company and (ii) such dividends, payments or other distributions to the extent payable solely in shares of the capital stock of the Company. For purposes of this paragraph 10(h), "capital stock" shall include capital stock and any securities exchangeable for or convertible into capital stock and any warrants, rights or other options to purchase or otherwise acquire capital stock or such securities.

          1.21          Subpart (j) of paragraph 10 is amended and restated in full as follows:

          (j)          Leases. Enter into, permit or suffer to remain outstanding any arrangement for the leasing of real or personal property, wherein the aggregate liability of the Company and its Subsidiaries for lease payments exceeds $125,000 during any period of four consecutive fiscal quarters of the Company.

          1.22          The following new subpart (l) is added to paragraph 10 immediately following subpart (k):

          (l)          Capital Expenditures. Acquire or contract to acquire any fixed asset or make any other capital expenditure if the aggregate purchase price and other acquisition costs of all such fixed assets acquired and other capital expenditures made by the Company or any of its Subsidiaries during any fiscal year of the Company would exceed, on a consolidated basis, $600,000.

          1.23          The initial portion of paragraph 13 is amended and restated in full as follows:

Each of the following shall be deemed an Event of Default under this Agreement, and upon the occurrence of any of the following each Note and all accrued interest thereon and all other indebtedness, obligations and liabilities of the Company to the Bank shall be immediately due and payable, without notice or demand:

          1.24          Exhibit A annexed to the Letter Agreement is deleted in its entirety and Exhibit A annexed to this Amendment shall be deemed substituted in place thereof. The Company shall execute and deliver to the Bank a replacement revolving credit note in the form of Exhibit A annexed to this Amendment (the "Replacement Revolving Credit Note") to be exchanged for the existing Master Promissory Note issued by the Company to the Bank under the Letter Agreement (the "Existing Revolving Credit Note"). On the Amendment Date, the principal balance of the Existing Revolving Credit Note, as well as all other information which has been endorsed on the books and records of the Bank with respect to the Existing Revolving Credit Note, shall be endorsed on the books and records of the Bank with respect to the Replacement Revolving Credit Note. The execution and delivery by the Company of the Replacement Revolving Credit Note shall not in any circumstances be deemed a novation or to have terminated, extinguished or discharged the Company's indebtedness evidenced by the Existing Revolving Credit Note, all of which indebtedness shall continue under and be evidenced and governed by the Replacement Revolving Credit Note and the Letter Agreement, as amended, and the Bank shall be entitled to all of the benefits of the Security Documents with respect to the entire indebtedness evidenced by the Replacement Revolving Credit Note.

ARTICLE II. REPRESENTATIONS. The Company represents and warrants to the Bank that:

          2.1          The execution, delivery and performance of this Amendment and the Replacement Revolving Credit Note are within its powers, have been duly authorized and are not in contravention of any law, of the terms of its Articles of Incorporation or By-laws, or of any material undertaking to which it is a party or by which it is bound.

          2.2          This Amendment and the Replacement Revolving Credit Note constitute legal, valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms.

          2.3          After giving effect to the amendments herein contained, the representations and warranties contained in paragraph 11 of the Letter Agreement (including without limitation part (k) thereof added pursuant to the Second Amendment referenced above) and in the Security Documents are true on and as of the date hereof with the same force and effect as if made on and as of the date hereof, provided, that, the representations and warranties contained in paragraph 11(f) of the Letter Agreement shall be deemed to have been made with respect to the financial statements most recently delivered pursuant to paragraph 9(d) of the Letter Agreement.

          2.4          Upon the effectiveness of Article IV of this Amendment, no Default or Event of Default exists or has occurred and is continuing on the date hereof.

ARTICLE III. CONDITIONS OF EFFECTIVENESS. This Amendment shall not become effective until each of the following has been satisfied:

          3.1          Copies of resolutions adopted by the Board of Directors of the Company, certified by an officer of the Company, as being true and correct and in full force and effect without amendment as of the date hereof, authorizing the Company to enter into this Amendment and any other documents or agreements executed pursuant hereto, if any, shall have been delivered to the Bank.

          3.2          This Amendment shall be executed and delivered by the Company to the Bank and signed by the Bank.

          3.3          The Company shall have executed and delivered to the Bank the Replacement Revolving Credit Note.

          3.4          The Company shall have executed and delivered to the Bank Pledge Agreements (as defined above) providing pledges of the stock of all Foreign Subsidiaries (as defined above) of the

Company as required under paragraph 8(aa) of the Letter Agreement as amended by this Amendment, together with the original stock certificates evidencing the pledged shares and stock powers duly executed in blank for all such certificates.

          3.5          The Company shall have paid to the Bank a closing fee for this amendment in the amount of $8,000 in immediately available funds.

          3.6          The Bank shall have received such other documents and agreements and the Company shall have satisfied such other conditions and completed such other matters as the Bank may reasonably request.

ARTICLE IV. WAIVER.

          Subject to the satisfaction of the conditions set forth in Article III:

          4.1          The Company has notified the Bank that circumstances existed which constituted defaults under parts (a) and (b) of paragraph 10 of the Letter Agreement as of December 31, 2000. The Bank hereby waives the right to declare any Event of Default arising under parts (a) and (b) of paragraph 10 of the Letter Agreement, as a result (and solely as a result) of such defaults, through the period ending December 31, 2000. Such waiver shall be strictly limited to such defaults and such time period and nothing herein shall be construed as a waiver of or limitation on any rights of the Bank under the Letter Agreement to declare an Event of Default and to exercise the remedies provided to the Bank thereunder and under the Security Documents in any other circumstances.

ARTICLE V.          MISCELLANEOUS.

          5.1          References in the Letter Agreement to "this Agreement" and references in any note, certificate, instrument or other document, including without limitation the Security Documents, to the Letter Agreement or to the Existing Revolving Credit Note, or to any pronoun or other term understood in the context to mean the Letter Agreement or the Existing Revolving Credit Note, shall be deemed to be references to the Letter Agreement as amended hereby and as further amended from time to time, and the Replacement Revolving Credit Note, respectively.

          5.2          The Company agrees to pay and to save the Bank harmless for the payment of all costs and expenses arising in connection with this Amendment, including the reasonable fees of counsel to the Bank in connection with preparing this Amendment and the related documents.

          5.3          The Company acknowledges and agrees that the Bank has fully performed all of its obligations under all documents executed in connection with the Letter Agreement and all actions taken by the Bank are reasonable and appropriate under the circumstances and within its rights under the Letter Agreement and all other documents executed in connection therewith and otherwise available. The Company represents and warrants that it is not aware of any claims or causes of action against the Bank, or any of its successors or assigns. Notwithstanding this representation and as further consideration for the agreements and understandings herein, the Company and its heirs, successors and assigns, hereby release the Bank and its heirs, successors and assigns from any liability, claim, right or cause of action which now exists or hereafter arises, whether known or unknown, arising from or in any way related to facts in existence as of the date hereof to any agreements or transactions between the Bank and the Company or to any acts or omissions of the Bank in connection therewith or otherwise.

          5.4          Except as expressly amended or replaced hereby, the Company agrees that the Letter Agreement, the Security Documents, the promissory notes and all other documents and agreements executed by the Company in connection with the Letter Agreement in favor of the Bank are ratified and confirmed and shall remain in full force and effect and that it has no set off, counterclaim or defense with respect to any of the foregoing. Terms used but not defined herein shall have the respective meanings ascribed thereto in the Letter Agreement.

          5.5          This Amendment shall be governed by and construed in accordance with the laws of the State of Michigan.

          5.6          This Amendment may be signed upon any number of counterparts with the same effect as if the signatures thereto and hereto were upon the same instrument.

          5.7          Upon the Amendment Date, the Bank hereby releases Hastings Inc. from its Guaranty, releases its security interest in all collateral provided by Hastings Inc. (but not the Company) pursuant to the Security Documents, and agrees to execute and deliver to the Company such UCC and PPSA financing statement terminations and other instruments and documents as Hastings Inc. may reasonably request in order to give effect to such release and to discharge and terminate of record the Bank's security interest in Hastings Inc.'s assets.

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          IN WITNESS WHEREOF, the parties signing this Amendment have caused this Amendment to be executed and delivered as of the date first above written.

HASTINGS MANUFACTURING COMPANY By:/s/ Thomas J. Bellgraph Its: Vice President Finance

BANK ONE, MICHIGAN By:/s/ Thomas A. Gamm Its: Vice President